Exhibit 10.1

WEX INC.
COMMON STOCK
and
6.50% CONVERTIBLE SENIOR NOTES DUE 2027
PURCHASE AGREEMENT
dated as of
June 29, 2020

TABLE OF CONTENTS

Article 1 DEFINITIONS AND INTERPRETATION	1

1.1	Defined Terms 1

1.2	Interpretation 8

Article 2 THE TRANSACTIONS	8

2.1	Sale and Purchase of the Initial Shares and the Notes 8

2.2	Payment of the Purchase Price 8

2.3	Underlying Securities 9

Article 3 CLOSING AND CLOSING CONDITIONS	9

3.1	Time and Place of the Closing 9

3.2	Actions at the Closing 9

3.3	Conditions Precedent to Obligations of the Purchaser 9

3.4	Conditions Precedent to Obligations of the Company 10

Article 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	11

4.1	No Registration Required; Rule 144A Eligibility 11

4.2	No Integration of Offerings or General Solicitation 12

4.3	Company SEC Documents; Undisclosed Liabilities. 12

4.4	Authorization; The Purchase Agreement 13

4.5	Use of Proceeds 13

4.6	The Notes 13

4.7	The Indenture 13

4.8	Registration Rights Agreement; Registration Rights 13

4.9	The Initial Shares and the Underlying Securities 13

4.10	Absence of Certain Changes 14

4.11	Absence of Litigation or Adverse Matters 14

4.12	Incorporation and Good Standing of the Company and each of its Subsidiaries 14

4.13	Capitalization 14

4.14	Certain Material Indebtedness 15

4.15	No Manipulation 15

4.16	Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required 15

4.17	No Violation 16

4.18	Company is Not an “Investment Company” 16

4.19	Independent Accountants 16

4.20	Compliance with Applicable Laws 16

4.21	Tax Compliance 17

4.22	Brokers 17

4.23	Solvency 18

4.24	No Other Company Representations or Warranties 18

4.25	No Other Investor Representations or Warranties 18

Article 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	18

5.1	Organization, Authority and Power 18

5.2	Valid and Binding Obligations 18

5.3	Securities Law Matters 19

5.4	Financing 19

5.5	Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required 19

5.6	Brokers 20

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5.7	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans 20

5.8	Ownership of Company Securities. 20

5.9	Bank Holding Company Status. 20

5.10	No Other Investor Representations or Warranties 20

5.11	No Other Company Representations or Warranties 20

Article 6 ADDITIONAL COVENANTS	21

6.1	No Integration 21

6.2	Transfer Agent 21

6.3	Available Securities of Common Stock 21

6.4	No Restricted Resales 21

6.5	Regulatory Filings 21

6.6	Board Rights 22

6.7	Section 16 Matters 24

6.8	Efforts 24

6.9	Standstill 25

6.10	Transfer Restrictions 26

6.11	Preemptive Rights 27

6.12	Public Disclosure 30

6.13	Confidentiality 30

6.14	Financing Cooperation 31

6.15	Legend 32

6.16	Negative Covenants 32

6.17	Information Rights 33

6.18	Avoidance of Control 33

Article 7 TERMINATION	34

7.1	Termination 34

7.2	Effect of Termination 34

Article 8 MISCELLANEOUS	34

8.1	Notices 35

8.2	Survival 35

8.3	Entire Agreement; Amendments 36

8.4	Successors and Assigns 36

8.5	Governing Law 36

8.6	Jury Trial 36

8.7	Expenses, Etc 36

8.8	Captions 36

8.9	Severability 36

8.10	Counterparts 37

8.11	No Waiver 37

8.12	Damages Waiver; Specific Performance 37

8.13	No Third Party Beneficiaries; No Recourse 37

8.14	Other Activities 38

8.16	Sponsor 38

Exhibit A:    Form of Indenture
Exhibit B:    Form of Registration Rights Agreement
Exhibit C:    Form of Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

ii

COMMON STOCK AND 6.50% CONVERTIBLE SENIOR NOTES DUE 2027 PURCHASE AGREEMENT
This Common Stock and 6.50% Convertible Senior Notes due 2027 Purchase Agreement, dated as of June 29, 2020, is entered into by and among WEX Inc., a Delaware corporation (the “Company”), and WP Bronco Holdings, LLC, a Delaware limited liability company (the “Purchaser”) (the Company and the Purchaser being sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”).

RECITALS
WHEREAS, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company, $310,000,000 in aggregate principal amount of the Company’s 6.50% Convertible Senior Notes due 2027 (referred to herein as a “Note” individually or the “Notes” collectively), to be issued at the Closing in accordance with the terms and conditions of the Indenture to be entered into as of the Closing by the Company and the Trustee substantially in the form attached hereto as Exhibit A (the “Indenture”) and this Agreement;
WHEREAS, the Company also desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company, 577,254 shares of Common Stock (the “Initial Shares”), to be issued at the Closing in accordance with the terms and conditions of this Agreement;
WHEREAS, in connection with the transactions contemplated hereby, at the Closing, the Company and the Purchaser desire to enter into that certain Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), which provides for certain rights and obligations of the Company and the Purchaser following the Closing; and
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, the Purchaser has received a commitment letter, dated as of the date of this Agreement (the “Equity Commitment Letter”), from the Equity Investors pursuant to which the Equity Investors have committed, subject to the terms and conditions thereof, to invest in the Purchaser, directly or indirectly, the cash amounts set forth therein for the purpose of funding the Purchase Price at the Closing.
NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1
Defined Terms. Capitalized terms used in this Agreement (including in the preamble and the Recitals hereto) without other definition shall have the following meanings, unless the context clearly requires otherwise:

“Activist Shareholder” means, as of any date of determination, a Person (other than the Purchaser Parties and their respective Affiliates) that has, directly or indirectly through its Affiliates, whether individually or as a member of a “group” (as defined in Section 13(d)(3) of the Exchange Act), within the three-year period immediately preceding such date of determination (i) called or publicly sought to call a meeting of the stockholders or other equityholders of any Person not publicly approved (at the time of the first such action) by the board of directors or similar governing body of such Person, (ii) publicly initiated any proposal for action by stockholders or other equityholders of any Person initially publicly opposed by the board of directors or similar governing body of such Person, (iii) publicly sought election to, or to place a director or representative on, the board of directors or similar governing body of a Person, or publicly sought the removal of a director or other representative from such board of directors or similar governing body, in each case which election or removal was not recommended or approved publicly (at the time such election or removal is first sought) by the board of directors or (iv) publicly disclosed any intention, plan or arrangement to do any of the foregoing.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such first Person; provided, however, (i) that the Company and its subsidiaries, on the one hand, and any Purchaser Party or any of its Affiliates or any of the Persons described in clause (ii), on the other hand, shall not be deemed to be Affiliates of each other and (ii) no Purchaser Party shall be considered an Affiliate of any investment fund affiliated with the Sponsor or any other “portfolio company” (as such term is customarily used among private equity investors) of any investment fund affiliated with the Sponsor, nor shall any investment fund affiliated with the Sponsor or any other portfolio company of any investment fund affiliated with the Sponsor be considered to be an Affiliate of any Purchaser Party. For this purpose, “control” (including its correlative meanings, “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“Agreement” means this Common Stock and 6.50% Convertible Senior Notes due 2027 Purchase Agreement, including all Exhibits, Schedules and other attachments hereto.
“Anti-Corruption Laws” has the meaning ascribed to such term in Section 4.20(b) hereof.
“Balance Sheet Date” has the meaning ascribed to such term in Section 4.3(c) hereof.
“Board Designee” has the meaning ascribed to such term in Section 6.6.1 hereof.
“Board Indemnitee” has the meaning ascribed to such term in Section 6.6.4 hereof.
“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York are required or authorized by Law to close.
“Capitalization Date” has the meaning ascribed to such term in Section 4.13(a) hereof.
“Closing” has the meaning ascribed to such term in Section 3.1 hereof.
“Closing Actions” has the meaning ascribed to such term in Section 3.2 hereof.
“Closing Date” has the meaning ascribed to such term in Section 3.1 hereof.
“Closing Date Securities” means the Initial Shares together with the Notes.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder.
“Common Stock” means the common stock of the Company, par value $0.01 per share.
“Company” has the meaning ascribed to such term in the preamble to this Agreement.
“Company Board” means the board of directors of the Company.
“Company DSU” means a deferred stock unit with respect to Common Stock as described in the Public Filings.
“Company PBRSU” means a performance-based restricted stock unit with respect to Common Stock as described in the Public Filings.
“Company RSU” means a restricted stock unit with respect to Common Stock as described in the Public Filings.

“Company SEC Documents” has the meaning ascribed to such term in Section 4.3(a) hereof.
“Company Securities” has the meaning ascribed to such term in Section 4.13(b) hereof.
“Company Stock Option” means an option to purchase shares of Common Stock as described in the Public Filings.
“Company Stock Plans” means the Company 2019 Equity and Incentive Plan, which replaced the 2010 Equity and Incentive Plan, as amended from time to time.
“Competitor” means (i) Siris Capital Group, LLC, any successor thereto, its affiliated investment funds and their respective affiliates (“affiliated” and “affiliates” for this purpose having the meaning ascribed to such terms under Rule 12b-2 of the Exchange Act), (ii) Elliott Management Corporation, any successor thereto, its affiliated investment funds and their respective affiliates (“affiliated” and “affiliates” for this purpose having the meaning ascribed to such terms under Rule 12b-2 of the Exchange Act) and (iii) any Person that is or becomes primarily engaged in any business that directly or indirectly competes with the Company’s payment solutions business across any geographic market. For the avoidance of doubt, clause (iii) shall not include any Permitted Counterparty.
“Confidential Information” has the meaning ascribed to such term in Section 6.13 hereof.
“Confidentiality Agreement” means that certain Nondisclosure Agreement entered into between the Company and Warburg Pincus LLC, dated as of October 10, 2018 and as further amended on June 17, 2020.
“Control” has the meaning ascribed to such term in the definition of “Affiliate”.
“Convertible Securities” has the meaning ascribed to such term in the Indenture.
“DOJ” has the meaning ascribed to such term in Section 6.5 hereof.
“DTC” means the Depository Trust Company.
“Effect” has the meaning ascribed to such term in the definition of “Material Adverse Effect”.
“Equity-Linked Securities” means (a) a debt security issued by the Company which is convertible into equity interests of the Company or its subsidiaries (and cash in lieu of fractional shares) and/or cash in an amount determined by reference to the price of equity interests of the Company or (b) a debt security that is issued in specific conjunction with (e.g., as a collective unit or stapled, irrespective of whether such instruments are separable by the holders thereof) call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for equity interests of the Company or its subsidiaries and/or cash in an amount determined by reference to the price of equity interests of the Company.
“Equity Commitment Letter” has the meaning ascribed to such term in the Recitals to this Agreement.
“Equity Investors” means Warburg Pincus (Callisto) Global Growth (Cayman), L.P., Warburg Pincus (Europa) Global Growth (Cayman), L.P.; Warburg Pincus Global Growth-B (Cayman), L.P.; Warburg Pincus Global Growth-E (Cayman), L.P.; Warburg Pincus Global Growth Partners (Cayman), L.P.; WP Global Growth Partners (Cayman), L.P.; Warburg Pincus Financial Sector (Cayman), L.P.; Warburg Pincus Financial Sector-D (Cayman), L.P.; Warburg Pincus Financial Sector Partners (Cayman), L.P., collectively.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Export Control Laws” means the EC Regulation 428/2009 and the implementing laws and regulations of the EU member states; the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; the U.K. Export Control Act 2002 (as amended and extended by the Export Control Order 2008) and its implementing rules and regulations; and other similar export control laws or restrictions applicable to the Company, its subsidiaries and their respective operations from time to time.
“FINRA” means the United States Financial Industry Regulatory Authority.
“Fraud” means, of a Person, a misrepresentation of or with respect to a representation or warranty set forth in this Agreement by such Person that constitutes actual and intentional common law fraud (and not constructive fraud or negligent misrepresentation).
“FTC” has the meaning ascribed to such term in Section 6.5 hereof.
“Fund Indemnitors” has the meaning ascribed to such term in Section 6.6.4 hereof.
“GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect from time to time.
“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable self-regulatory organization (including the NYSE).
“Hedging Transaction” means any short sale of, granting any option for the purchase of, or entering into any hedging or similar transaction (including, without limitation, any swap or forward sale agreement and whether any such transaction is settled in securities, cash, a combination thereof or otherwise) with the purpose or effect of offsetting any loss which results or may result from a decline in the market price of any shares of Common Stock or the Notes, or otherwise establishing or increasing, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to the Common Stock or any other capital stock of the Company or the Notes; provided, however, that, for the avoidance of doubt, a Permitted Transaction shall not be deemed to be a Hedging Transaction.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnification Obligations” has the meaning ascribed to such term in Section 6.6.4 hereof.
“Indenture” has the meaning ascribed to such term in the Recitals.
“Ineligible Acquirer” has the meaning ascribed to such term in Section 6.10.
“Initial Shares” has the meaning ascribed to such term in the Recitals.
“Issuer Agreement” has the meaning ascribed to such term in Section 6.14 hereof.
“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, treaty, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling, published policy or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.
“Material Adverse Effect” means any change, event, development, occurrence or effect (each, an “Effect”) that, individually or in the aggregate, has had a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided that no Effect to the extent arising out of or resulting from the following will be taken into account when determining whether a Material Adverse Effect has occurred (subject to the limitations set forth below):

(i)	changes in general economic conditions, or changes in conditions in the global or international economy generally;

(ii)
general changes in conditions in the financial markets, credit markets, debt markets or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii)	general changes in operating, business, regulatory or other conditions in the industries or markets or geographical areas in which the Company and its subsidiaries conduct business;

(iv)	changes in regulatory, legislative or political conditions;

(v)
any acts of God, natural disasters or any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Entity), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

(vi)
any epidemics or pandemics (including, for the avoidance of doubt, the outbreak of SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks);

(vii)
the announcement, pendency or consummation of this Agreement or the identity of the Purchaser, in each case including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, regulators, Governmental Entities or vendors (it being understood and agreed that this clause (vii) shall not apply to any representation or warranty to the extent such representation or warranty expressly addresses the consequences resulting from this Agreement or the consummation of the Transactions, including the representations and warranties contained in Section 4.16 hereof);

(viii)	changes or proposed changes in GAAP or other accounting standards or principles or in any applicable Laws (or the enforcement or interpretation of any of the foregoing);

(ix)
changes in the price or trading volume of the Common Stock or any other equity or debt securities of the Company or any of its subsidiaries, in and of itself (it being understood and agreed that, unless subject to another exclusion set forth in this definition, the facts and circumstances giving rise to such a change may be taken into account in determining whether a Material Adverse Effect has occurred);

(x)
any failure, in and of itself, by the Company and its subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood and agreed that, in each case, unless subject to another exclusion set forth in this definition, the underlying cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred); and

(xi)	seasonal changes in the results of operations of the Company and its subsidiaries;
except, in the case of each of clauses (i), (ii), (iii), (iv), (v), (vi) and (viii), to the extent such Effect has had a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its subsidiaries conduct business.

“Money Laundering Laws” has the meaning ascribed to such term in Section 4.20(f) hereof.
“New Securities” has the meaning ascribed to such term in Section 6.11(a) hereof.
“Non-Recourse Party” has the meaning ascribed to such term in Section 8.13 hereof.
“Note” has the meaning ascribed to such term in the Recitals to this Agreement.
“NYSE” means the New York Stock Exchange.
“OFAC” means the Office of Foreign Assets Control of the United States Treasury Department.
“Original Principal Amount” means the original principal amount per Note of $1,000.
“Ownership Threshold” has the meaning ascribed to such term in Section 6.6.1 hereof.
“Party” or “Parties” has the meaning ascribed to such term in the preamble to this Agreement.
“Permitted Counterparty” has the meaning ascribed to such term in Section 6.10(b)(v) hereof.
“Permitted Transaction” has the meaning ascribed to such term in Section 6.10(b)(v) hereof.
“Permitted Transferee” means (i) an Affiliate or subsidiary of the Purchaser or the Sponsor, (ii) any investment fund, vehicle, holding company or similar entity with respect to which a member of the Sponsor Group serves as a general partner, managing member, manager or advisor or (iii) any successor entity of any Person referred to in clauses (i) or (ii); provided, however, that in no event shall any “portfolio company” (as such term is customarily used among private equity investors) of any Person or any entity controlled by any portfolio company of any Person constitute a “Permitted Transferee”.
“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity or any group comprised of two or more of the foregoing.
“Preemptive Rights Excluded Issuance” means any issuance or sale of shares of Common Stock or Convertible
Securities issued (i) directly or upon the exercise or vesting of options, restricted stock units or other equity awards to directors, officers, employees, consultants or agents of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants or agents by the Company, in each case authorized by the Company Board and issued pursuant to the Company's 2019 Equity and Incentive Plan or any other employee benefit plan, management incentive plan or compensation related arrangement or award adopted by the Company in the ordinary course and approved by the Company Board, (ii) pursuant to any stock purchase plan or stock ownership plan or similar plan or program approved by the Company Board, (iii) as consideration for any merger, consolidation, acquisition or similar transaction to which the Company or any of its subsidiaries is a party, including, without limitation, any “business combination” (as defined in the rules and regulations promulgated by the Securities and Exchange Commission) or otherwise as consideration for a bona fide acquisition of the securities or the assets, business unit, division or business of another Person, (iv) in connection with a bona fide strategic partnership or commercial arrangement with a Person that is not an Affiliate of the Company or any of its subsidiaries (other than (x) any such strategic partnership or commercial arrangement with a private equity firm, sovereign wealth fund, hedge fund or similar financial firm or sponsor or (y) an issuance the primary purpose of which is a bona fide capital raise), (v) to a third party financial institution as an “equity kicker” in connection with a bona fide borrowing by the Company that is primarily a debt financing transaction, (vi) to a Governmental Entity or designee thereof (in each case, excluding a sovereign wealth fund who regularly makes financial investments) in connection with a financing transaction pursuant to a program developed to address COVID-19 (including the impacts thereof), (vii) in connection with the conversion, exercise or exchange of any Convertible Securities outstanding on the date of this Agreement in accordance with the terms of such Convertible Securities as in effect on the date of this Agreement, and (viii) under a stockholders rights plan.

“Preemptive Rights Portion” has the meaning ascribed to such term in Section 6.11(b) hereof.
“Preemptive Securities” has the meaning ascribed to such term in Section 6.11(a) hereof.
“Preferred Stock” means the preferred stock of the Company, par value $0.01 per share.
“Public Filings” means, collectively, (i) the Company’s annual report on Form 10-K for the year ended December 31, 2019 (including any information incorporated by reference therein), (ii) the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2020, (iii) the definitive proxy on Schedule 14A filed by the Company on April 22, 2020 and (iv) the Company’s current reports on Form 8-K filed from January 1, 2020 through the date of this Agreement.
“Purchase Price” has the meaning ascribed to such term in Section 2.2 hereof.
“Purchaser” has the meaning ascribed to such term in the preamble to this Agreement.
“Purchaser Material Adverse Effect” means any Effect that, individually or in the aggregate, would or would reasonably be expected to, prevent or materially delay (i) the consummation by the Purchaser of any of the Transactions or (ii) the compliance by the Purchaser with its obligations under this Agreement.
“Purchaser Parties” means the Purchaser and the Permitted Transferees of the Purchaser to whom Closing Date Securities or Underlying Securities are transferred in accordance with the terms hereof.
“Registration Rights Agreement” has the meaning ascribed to such term in the Recitals to this Agreement.
“Regulatory Event” has the meaning ascribed to such term in Section 6.5 hereof.
“Rule 312.03(b)” has the meaning ascribed to such term in Section 3.3.2 hereof.
“Sanctions” has the meaning ascribed to such term in Section 4.20(d) hereof.
“SEC” means the U.S. Securities and Exchange Commission, or any other U.S. federal agency at the time administering the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.
“Shares” means the Initial Shares together with the Underlying Securities.
“Solvent” has the meaning ascribed to such term in Section 4.23 hereof.
“Sponsor” means Warburg Pincus LLC.
“Sponsor Group” means the Sponsor and its subsidiaries and Affiliates.
“subsidiary” means with respect to any Person and at any time, any entity at such time, directly or indirectly, (i) wholly or majority owned by such Person or any other subsidiary of such Person or (ii) Controlled by such Person or any other subsidiary of such Person.
“Termination Time” means 11:59 P.M. (New York City time) on July 31, 2020.
“Transfer” means to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of equity securities beneficially owned by a Person or any interest in any shares of equity securities beneficially owned by a Person; provided, however, that, notwithstanding anything to the contrary in this Agreement, “Transfer” shall not include (i) the conversion of one or more Notes into shares of Common Stock pursuant to the Indenture, (ii) the redemption or other acquisition of Closing Date Securities or Underlying Securities by the Company or (iii) the transfer of any limited partnership interests or other equity interests in a Purchaser Party (or any direct or indirect parent entity of such Purchaser Party) so long as following any such transfer the Purchaser Party is directly or indirectly controlled and managed by the Sponsor Group.
“Transaction Documents” means this Agreement, the Indenture, the Confidentiality Agreement, the Registration Rights Agreement, the Equity Commitment Letter and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement, the Indenture, the Registration Rights Agreement and the Equity Commitment Letter.
“Transactions” has the meaning ascribed to such term in Section 2.1 hereof.
“Trustee” has the meaning ascribed to such term in the Indenture.
“Underlying Securities” has the meaning ascribed to such term in Section 2.3 hereof.

1.2	Interpretation. Except where otherwise expressly provided or unless the context otherwise necessarily requires, in this Agreement (including in the Recitals hereto):

(a)	Reference to a given Article, Section, Subsection, clause, or Exhibit is a reference to an Article, Section, Subsection, clause, or Exhibit of this Agreement.

(b)	The terms “hereof”, “herein”, “hereto”, “hereunder” and “herewith” refer to this Agreement as a whole.

(c)
Reference to a given agreement, instrument, document or law is a reference to that agreement, instrument, document or law as modified, amended, supplemented and restated through the date as of which such reference is made, and, as to any law, any successor law.

(d)	Reference to a person includes its predecessors, successors and permitted assigns.

(e)	The singular includes the plural and the masculine includes the feminine, and vice versa.

(f)	“Includes” or “including” means “including, for example and without limitation.”

(g)	References to “days” means calendar days.

(h)
Any item disclosed by a Party on any schedule to this Agreement shall be deemed to be disclosed and incorporated by reference into each other schedule to this Agreement delivered by such Party, as though fully set forth therein, in each case, to the extent its relevance to such other schedule is reasonably apparent on its face.

ARTICLE 2

THE TRANSACTIONS

2.1
Sale and Purchase of the Initial Shares and the Notes. Subject to the terms and conditions hereof, at the Closing (i) the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase and acquire $310,000,000 in aggregate original principal amount of Notes, at a purchase price of $299,150,000 in the aggregate for such Notes, (ii) the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase and acquire, 577,254 shares of Common Stock, at a purchase price of $90,000,000 in the aggregate for such shares of Common Stock, and (iii) the Parties shall take or cause to be taken the other actions described in Section 3.2 (collectively, the “Transactions”).

2.2
Payment of the Purchase Price. The aggregate amount payable by the Purchaser for the Closing Date Securities to be purchased by the Purchaser hereunder at the Closing is referred to herein as the “Purchase Price”. Promptly following the execution of this Agreement, the Company shall notify the Purchaser in writing of the account to which payment of the Purchase Price shall be made at the Closing. The Purchaser shall pay the Purchase Price in immediately available funds at the Closing in accordance with Section 3.2.2, subject to the satisfaction or waiver of the conditions to Closing contained herein.

2.3
Underlying Securities. The Notes will be convertible into shares of Common Stock, cash or a combination thereof on the terms and subject to the conditions set forth in the Indenture. The shares of Common Stock into which the Notes are convertible are referred to herein as the “Underlying Securities.”

ARTICLE 3

CLOSING AND CLOSING CONDITIONS

3.1
Time and Place of the Closing. Subject to the terms and conditions hereof, the closing of the Transactions contemplated by Section 2.1 (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, at 10:00 A.M., New York time, on the second Business Day after fulfillment or waiver of the closing conditions, or at such other time on the same or such other date as the Company and the Purchaser mutually agree (the actual date of the Closing is referred to herein as the “Closing Date”); provided, without consent of the Purchaser, in its sole discretion, the Closing shall occur no earlier than July 2, 2020.

3.2	Actions at the Closing. At the Closing, the Company and the Purchaser shall take or cause to be taken the following actions (the “Closing Actions”):

3.2.1
Delivery of the Closing Date Securities. In exchange for the payment referenced in Section 3.2.2 below, the Company shall deliver to the Purchaser the Closing Date Securities to be purchased by the Purchaser hereunder.

3.2.2
Payment of Purchase Price. The Purchaser shall pay the Purchase Price to the Company by wire transfer in immediately available funds to the account provided to the Purchaser in writing prior to the Closing.

3.2.3
Additional Actions. The Parties shall execute and deliver, or cause to be executed and delivered, all other documents, and take such other actions, in each case as shall be necessary or appropriate, to consummate the Transactions contemplated hereby, all in accordance with the provisions of this Agreement.

3.3
Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the purchase of the Closing Date Securities to be purchased by the Purchaser at Closing shall be subject to satisfaction of each of the following conditions, any of which conditions may be waived by the Purchaser in its sole discretion:

3.3.1
Opinion. The Company shall cause to be delivered to the Purchaser the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, special counsel for the Company, dated as of the Closing Date, substantially in the form set forth as Exhibit C to this Agreement.

3.3.2
NYSE Supplemental Listing of Underlying Securities. The sale by the Company of the Closing Date Securities to the Purchaser and the purchase of the Closing Date Securities by the Purchaser shall comply with Section 312.03(b) of the NYSE Listed Company Manual (“Rule 312.03(b)”), as a result of the effectiveness of the NYSE’s waiver of the application of Rule 312.03(b) or otherwise.

3.3.3	Indenture. The Purchaser shall have received an executed original copy of the Indenture duly executed by the Company and the Trustee.

3.3.4	Registration Rights Agreement. The Purchaser shall have received an executed original copy of the Registration Rights Agreement duly executed by the Company.

3.3.5
Good Standing Certificate. The Company shall cause to be delivered to the Purchaser a certificate of the Secretary of State of the State of Delaware, dated not more than three Business Days prior to the Closing Date, to the effect that the Company is validly existing and in good standing under the laws of the State of Delaware.

3.3.6
Secretary’s Certificate. The Company shall cause to be delivered to the Purchaser a certificate of the Secretary or Assistant Secretary of the Company, certifying as to (1) the Company’s charter documents and By-Laws, (2) Company Board resolutions authorizing and approving the Transaction Documents and the issuance of the Closing Date Securities and the Underlying Securities, and (3) the incumbency of the officer authorized to execute this Agreement, the Indenture, the Registration Rights Agreement and the certificates evidencing the Closing Date Securities and the Underlying Securities, setting forth the name and title and bearing the signatures of such officer.

3.3.7
Performance of Closing Actions. The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it at or before the Closing, under this Agreement and the Indenture.

3.3.8	Listing. The NYSE shall have approved the listing of the Underlying Securities, subject to official notice of issuance.

3.3.9
Representations and Warranties. The representations and warranties of the Company (i) set forth in Sections 4.1, 4.2, 4.10(b) and 4.12(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Sections 4.4, 4.6, 4.7, 4.8, 4.9, 4.13, 4.17(a), 4.22, and 4.23 shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iii) set forth in Article 4, other than in the Sections specified in clauses (i) or (ii) of this Section 3.3.9, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.3.10
Certificate. The Purchaser shall have received a certificate, signed on behalf of the Company by a duly authorized officer thereof, certifying that the conditions set forth in Sections 3.3.7 and 3.3.9 have been satisfied.

3.3.11	Board Designee. James C. Neary shall be a member of the Company Board.

3.3.12
No Adverse Order. There shall be no injunction of any nature of any Governmental Entity of competent jurisdiction or any Law that is in effect that restrains, prohibits or prevents the consummation of the Transactions contemplated hereby, that directs that the Transactions contemplated hereby not be consummated, or which has the effect of rendering it unlawful to consummate the Transactions contemplated hereby.

3.4
Conditions Precedent to Obligations of the Company. The obligation of the Company to issue the Closing Date Securities to the Purchaser at the Closing shall be subject to satisfaction of each of the following conditions any of which conditions may be waived by the Company in its sole discretion:

3.4.1
NYSE Supplemental Listing of Underlying Securities. The sale by the Company of the Closing Date Securities to the Purchaser and the purchase of the Closing Date Securities by the Purchaser shall comply with Section 312.03(b) of the NYSE Listed Company Manual (“Rule 312.03(b)”), as a result of the effectiveness of the NYSE’s waiver of the application of Rule 312.03(b) or otherwise.

3.4.2	Registration Rights Agreement. The Company shall have received an executed original copy of the Registration Rights Agreement duly executed by the Purchaser.

3.4.3	Performance of Closing Actions. The Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it at or before Closing under this Agreement.

3.4.4
Withholding Certificates. The Purchaser shall at the Closing, and subsequently as requested by the Company, provide to the Company a duly completed and valid IRS Form W-9 or W-8 (of the type applicable to the Purchaser), as applicable, executed in its name or, if the Purchaser is a single-member entity that is disregarded for U.S. federal income tax purposes, the name of its single owner.

3.4.5
Representations and Warranties. The representations and warranties of the Purchaser set forth in Article 5 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as applicable, with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

3.4.6
No Adverse Order. There shall be no injunction of any nature of any governmental authority of competent jurisdiction or any Law that is in effect that explicitly restrains, prohibits or prevents the consummation of the Transactions contemplated hereby, that directs that the Transactions contemplated hereby not be consummated, or which has the effect of rendering it unlawful to consummate the Transactions contemplated hereby.

3.4.7
Certificate. The Company shall have received a certificate, signed on behalf of the Purchaser by a duly authorized officer thereof, certifying that the conditions set forth in Section 3.4.3 and Section 3.4.5 have been satisfied.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed (i) in any disclosure schedules delivered by the Company to the Purchaser in connection with the execution of this Agreement or (ii) with respect to the representations and warranties other than those set forth in Sections 4.1, 4.2, 4.4, 4.6, 4.7, 4.8, 4.9, 4.15 and 4.16(b) in the Company SEC Documents (excluding in each case any disclosures set forth in the risk factors or “forward-looking statements” sections of such filings, and any other disclosures included therein to the extent they are predictive or forward-looking in nature), the Company hereby represents and warrants to the Purchaser that:

4.1
No Registration Required; Rule 144A Eligibility. Subject to the accuracy in all material respects of the representations and warranties set forth in Article 5 hereof, it is not necessary in connection with the offer, sale, issuance and delivery of the Closing Date Securities and Underlying Securities to the Purchaser in the manner contemplated by this Agreement to register the Closing Date Securities and Underlying Securities under the Securities Act. The Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act. The Company is subject to the reporting requirements of Section 13(a) of the Exchange Act.

4.2
No Integration of Offerings or General Solicitation. None of the Company, its Affiliates or, to the knowledge of the Company, any Person acting on its or any of their behalf has, directly or indirectly, sold, solicited any offer to buy or offered to sell, or will, directly or indirectly, sell, solicit any offer to buy or offer to sell, any security (as defined in the Securities Act) which is or would be integrated with the offering and sale of the Closing Date Securities in a manner that would require the Closing Date Securities to be registered under the Securities Act. None of the Company, its Affiliates, or any Person acting on its or any of their behalf has engaged or will engage, in connection with the offering of the Closing Date Securities, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act.

4.3	Company SEC Documents; Undisclosed Liabilities.

(a)
The Company has filed with the SEC, on a timely basis, all required reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act since January 1, 2018 (collectively, and including the Public Filings, the “Company SEC Documents”). As of their respective SEC filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)
The consolidated financial statements of the Company and its subsidiaries (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c)
Neither the Company nor any of its subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its subsidiaries as of March 31, 2020 (the “Balance Sheet Date”) included in the Public Filings, (ii) incurred after the Balance Sheet Date in the ordinary course of business and that do not arise from any material breach of a material contract, (iii) incurred in connection with the Transactions in accordance with the terms hereof, (iv) that have been discharged or paid prior to the date of this Agreement or (v) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)
The Company has established and maintains, and at all times since January 1, 2018 has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act relating to the Company and its consolidated subsidiaries. There are no “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over, and procedures relating to, financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the knowledge of the Company, since January 1, 2018, there has not been any fraud, whether or not material, that involves management or other employees of the Company or any of its subsidiaries who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, to the knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes- Oxley Act of 2002, without qualification, when next due. Since March 31, 2020, there has been no material change in the Company’s internal control over financial reporting.

4.4
Authorization; The Purchase Agreement. The execution, delivery and performance of this Agreement and the Transactions Documents and the consummation of the Transactions by the Company have been duly authorized by all requisite action by the Company under the Certificate of Incorporation and By-Laws of the Company and all applicable Law. This Agreement has been duly authorized, executed and delivered by the Company, and, assuming due authorization, execution and delivery by the Purchaser, is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

4.5
Use of Proceeds. The Company shall use the proceeds from the offer and sale of the Closing Date Securities to pay fees and expenses associated with the offering of the Closing Date Securities and Underlying Securities and for working capital and general corporate purposes.

4.6
The Notes. The Notes have been duly authorized, and, at the Closing Date, will have been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by the Trustee, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

4.7
The Indenture. The Indenture has been duly authorized by the Company, and at the Closing Date, will have been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by the Trustee, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles. After giving effect to transactions contemplated by the Transaction Documents, the Purchaser Parties will not be Affiliates (as defined in the Indenture) of the Company.

4.8
Registration Rights Agreement; Registration Rights. The Registration Rights Agreement has been duly authorized by the Company and at the Closing Date, will have been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by the Purchaser, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification under the Registration Rights Agreement may be limited by applicable Law.

4.9
The Initial Shares and the Underlying Securities. The Initial Shares and the Underlying Securities (after giving effect to the maximum possible principal amount) have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of this Agreement or the Indenture, as the case may be, will be duly and validly issued and fully paid and non-assessable, and the issuance of such shares of Common Stock will not be subject to any preemptive rights. The issuance of the Initial Shares and the Underlying Securities do not require any vote or other action or approval of the holders of any capital stock of or other equity interests in the Company under applicable Law or the Certificate of Incorporation or By-Laws of the Company.

4.10	Absence of Certain Changes.

(a)
Since March 31, 2020, except for the execution and performance of this Agreement and any other agreements contemplated hereby and the discussions, negotiations and transactions related hereto, the business of the Company and its subsidiaries has been carried on and conducted in all material respects in the ordinary course of business.

(b)	Since December 31, 2019, there has not been any Material Adverse Effect or any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.11
Absence of Litigation or Adverse Matters. As of the date of this Agreement, there (i) is no proceeding before or by any Governmental Entity or any other Person, pending, or to the Company’s knowledge, threatened or contemplated by any Governmental Entity or any other Person, against or affecting the Company or any of its subsidiaries or any of their respective businesses or assets, (ii) is no outstanding judgment against or affecting the Company or any of its subsidiaries or any of their respective businesses or assets, and (iii) has been no breach by the Company or any of its subsidiaries of any material contract, in each case that has had or would be reasonably likely to have a Material Adverse Effect.

4.12
Incorporation and Good Standing of the Company and each of its Subsidiaries. The Company (a) has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware, with power and authority to own its properties and conduct its business as described in the Public Filings, and (b) has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except, in the case of this clause (b), to the extent that failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect. Each subsidiary of the Company has been duly incorporated or formed and is validly existing as a corporation or limited liability company in good standing under the Laws of its jurisdiction of incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the Public Filings, except to the extent that failure to be in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

4.13	Capitalization

(a)
The authorized capital stock of the Company consists of 175,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. At the close of business on June 20, 2020 (the “Capitalization Date”), (i) 43,520,379 shares of Common Stock were issued and outstanding, (ii) 427,764 Company RSUs were outstanding, (iii) 464,363 Company PBRSUs were outstanding, (iv) 1,122,736 shares of Common Stock were subject to outstanding Company Stock Options, (v) 69,452 shares of Common Stock were subject to outstanding Company DSUs and (vi) no shares of Preferred Stock were issued or outstanding.

(b)
Except as described in this Section 4.13, there are (i) no outstanding shares of capital stock of, or other equity or voting interests of any character in, the Company as of the date hereof other than shares that have become outstanding after the Capitalization Date which were reserved for issuance as of the Capitalization Date as contemplated by Section 4.13(a), (ii) no outstanding securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of, or other equity or voting interests of any character in, the Company, (iii) no outstanding obligations, options, warrants, rights, pledges, calls, puts, phantom equity, preemptive rights, or other rights, commitments, agreements or arrangements of any character to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exercisable or exchangeable for shares of capital stock of, or other equity or voting interests (or voting debt) in, the Company other than obligations under the Company Stock Plans in the ordinary course of business, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests (or voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no outstanding agreements of any kind which obligate the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Stock Options or the forfeiture or withholding of taxes with respect to Company RSUs, Company PBRSUs, Company Stock Options or Company DSUs), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. Except as disclosed in Public Filings, none of the Company or any subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any purchase option, call option, right of first refusal, subscription right, preemptive or similar rights of a third Person, the Company Certificate of Incorporation, By-Laws or any agreement to which the Company is a party. All of the outstanding shares of capital stock or equity interests of the Company’s subsidiaries have been duly authorized, validly issued, fully paid and non-assessable and none of such capital stock or equity interests are subject to or were issued in violation of any applicable Laws and are not subject to and have not been issued in violation of any stockholders agreement, or any preemptive rights, rights of first refusal or similar rights of any Person, except as would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.

4.14
Certain Material Indebtedness. Neither the Company nor any of its subsidiaries is, as of the date of this Agreement, in default in the payment of any material indebtedness for borrowed money or in default in any material respect under any agreement relating to its material indebtedness for borrowed money.

4.15
No Manipulation. Prior to the date hereof, neither the Company nor any of its Affiliates has taken any action which is designed to or which has constituted or which would reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Closing Date Securities (including the issuance of the Underlying Securities upon conversion thereof).

4.16
Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. The issue and sale of the Closing Date Securities and the issuance of the Underlying Securities upon conversion thereof, the execution, delivery and compliance by the Company with all of the provisions of the Notes, the Indenture and this Agreement and the consummation of the transactions herein and therein contemplated (a) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (b) will not violate (1) the provisions of the Certificate of Incorporation or By-Laws of the Company or similar organizational documents of any of its subsidiaries or (2) any applicable Law, except, in the case of (a) or (b)(1) above, for conflicts, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material effect on the Company’s ability to consummate the Transactions in a timely manner. No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity is required for the issue and sale of the Closing Date Securities, including the issuance of the Underlying Securities upon conversion thereof or the consummation by the Company of the Transactions as contemplated by this Agreement, the Indenture or the Closing Date Securities, except such consents, approvals, authorizations, orders, registrations or qualifications whose failure to be obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material effect on the Company’s ability to consummate the Transactions in a timely manner or as may be required under (i) state securities or ”blue sky” Laws in connection with the purchase and distribution of the Closing Date Securities (including the issuance of the Underlying Securities upon conversion of the Notes) by the Purchaser, (ii) the HSR Act with respect to the issuance of the Underlying Securities upon conversion of the Notes by the Purchaser or (iii) the NYSE approval of the Supplemental Listing Application in connection with the listing of the Underlying Securities.

4.17
No Violation. Neither the Company nor any of its subsidiaries is (a) in violation of its Certificate of Incorporation or By-Laws or similar organizational documents or (b) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except, in the case of (b), for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material effect on the Company’s ability to consummate the Transactions in a timely manner.

4.18
Company is Not an “Investment Company”. The Company is not and, after giving effect to the transactions contemplated by the offering and sale of the Closing Date Securities (including the issuance of the Underlying Securities upon conversion thereof) and the application of the proceeds thereof, will not be, an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

4.19
Independent Accountants. Deloitte & Touche LLP, who has certified certain financial statements of the Company and its subsidiaries, is an independent public accountant as required by the Act and the rules and regulations of the SEC thereunder.

4.20	Compliance with Applicable Laws; Permits

(a)
The Company and each of its subsidiaries are, and since January 1, 2018 have been, in compliance with all Laws, in each case, that are applicable to the Company or any of its subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)
The Company, each of its subsidiaries, and each of their respective officers, directors, employees and, to the Company’s knowledge, agents acting on their behalf is, and for the last five (5) years has been, in compliance in all material respects with (i) the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder, (ii) the United Kingdom Bribery Act, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (v) any other Laws applicable to the Company and its subsidiaries that address the prevention of corruption, bribery or terrorism (collectively, the “Anti-Corruption Laws”). None of the Company, any of its subsidiaries or any director, officer, or, to the Company’s knowledge, any agent, employee, or other Person associated with or acting on behalf of the Company or its subsidiaries within the last five (5) years has offered, promised, provided, or authorized the provision of any money or other thing of value, directly or indirectly, to any Person to improperly influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer in any material respect, nor has violated or is in violation of any provision of any Anti-Corruption Laws in any material respect.

(c)
The Company, each of its subsidiaries, and, to the Company’s knowledge, each of their respective officers, directors, employees agents acting on their behalf is, and for the last five (5) years has been, in compliance in all material respects with Export Control Laws.

(d)	The Company, each of its subsidiaries, and each of their officers, directors, employees and, to the Company’s knowledge, agents acting on their behalf is, and, for the last five (5) years has been, in compliance in all material respects with all sanctions Laws or other financial restrictions administered by (i) the United States (including without limitation the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”), including OFAC’s Specially Designated Nationals and Blocked Persons List, and the U.S. Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury or (v) other similar Governmental Entities with regulatory authority over the Company, its subsidiaries and their respective operations from time to time (collectively, “Sanctions”). None of the Company, any of its subsidiaries, or any director, officer, or to the Company’s knowledge, agent, or employee of the Company or any of its subsidiaries is currently the subject or the target of any Sanctions, nor is the Company or any of its subsidiaries (x) located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Syria and Crimea, or (y) majority-owned or controlled by a Person that is the subject of Sanctions.

(e)
To the Company’s knowledge, the Company and its subsidiaries have not engaged in, nor are now engaged in, any dealings or transactions with or for the benefit of any Person located, organized, or ordinarily resident in Cuba, Iran, North Korea, Sudan, Syria, or Crimea, in each case directly or indirectly, including through agents or other Persons acting on its behalf.

(f)
To the Company’s knowledge, the operations of the Company and its subsidiaries are and have been conducted at all times in the past five (5) years in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”).

(g)
The Company and its subsidiaries will not use the proceeds from the Transactions (i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (ii) to fund or facilitate any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions.

(h)
The Company and its subsidiaries have complied, and are presently in compliance, with their privacy policies, their other third-party obligations and all applicable Laws regarding the collection, use, transfer, storage, protection, disposal and disclosure by the Company and its subsidiaries of personally identifiable information, except where the failure to have complied or be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.21
Tax Compliance. Except as described in the Public Filings, the Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not have a Material Adverse Effect, or except as currently being contested in good faith and for which reserves, if required by GAAP, have been created in the financial statements of the Company) and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which remains unpaid and has had (nor does the Company or any of its subsidiaries have any notice or knowledge of any tax deficiency which remains unpaid and could reasonably be expected to be determined adversely to the Company or its subsidiaries and which could reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect.

4.22
Brokers. Except for BofA Securities, Inc., there is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement.

4.23
Solvency. The Company is, and immediately after the Closing Date will be, Solvent. As used herein, the term “Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair market value of the assets of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (ii) the present fair salable value of the assets of such Person is greater than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such Person does not have unreasonably small capital.

4.24
No Other Company Representations or Warranties. Except for the representations and warranties made by the Company in this Article 4 and in any certificate or other document delivered in connection with any Transaction Document, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Company or any of its subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Purchaser or its representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Purchaser acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article 4 and in any certificate or other document delivered in connection with any Transaction Document, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Purchaser or its representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its subsidiaries or their respective businesses or (b) any oral or written information presented to the Purchaser or its representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser.

4.25
No Other Investor Representations or Warranties. Except for the representations and warranties expressly set forth in Article 5 and in any certificate or other document delivered in connection with any Transaction Document, the Company hereby acknowledges that neither the Purchaser nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Purchaser or any of its subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its representatives or any information developed by the Company or any of its representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Company that:

5.1
Organization, Authority and Power. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to enter into this Agreement, to consummate each of the transactions and undertakings contemplated hereby, and to perform all the terms and conditions hereof to be performed by it. The execution, delivery and performance of this Agreement and the Registration Rights Agreement and consummation of each of the transactions and undertakings contemplated hereby and thereby have been duly authorized by all requisite action on its part under the Purchaser’s constituent or governing documents and applicable Law.

5.2
Valid and Binding Obligations. This Agreement has been, and the Registration Rights Agreement will be, duly and validly executed and delivered, and, assuming due authorization, execution and delivery by the Company, this Agreement is, and the Registration Rights Agreement will be, enforceable against the Purchaser in accordance with the terms thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

5.3
Securities Law Matters. The Purchaser hereby acknowledges that the offer and sale of the Closing Date Securities to the Purchaser are being made as a private placement pursuant to Section 4(a)(2) of the Securities Act and are not being registered under the Securities Act. The Purchaser hereby acknowledges that neither the offer and sale of the Closing Date Securities nor the offer and sale of the Underlying Securities have been registered under the Securities Act, or registered or qualified under any state securities laws, and the Closing Date Securities and the Underlying Securities cannot be resold without registration thereunder or exemption therefrom. The Purchaser is an “accredited investor,” as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act, and will acquire the Closing Date Securities and Underlying Securities for its own account, not as a nominee or agent, and not with a view to a sale or distribution thereof in violation of the Securities Act, any applicable state “blue sky” Laws or any other applicable securities laws, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Closing Date Securities or the Underlying Securities in violation of securities Laws. The Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Closing Date Securities and Underlying Securities, is purchasing the Closing Date Securities with a full understanding of all of the terms, conditions and risks thereof, and at the Closing will bear and have the ability to bear the economic risk of this investment for an indefinite period of time, including, but not limited to, loss of the Purchaser’s entire investment therein. The Purchaser has carefully reviewed any disclosure documents used in the offering of the Closing Date Securities and has been furnished with all other materials that it considers relevant to an investment in the Closing Date Securities, has had a full opportunity to ask questions of and receive answers from the Company or any Person or Persons acting on behalf of the Company concerning the terms and conditions of an investment in the Closing Date Securities. The Purchaser understands and agrees to the terms and conditions under which the Closing Date Securities and the Underlying Securities are being offered.

5.4
Financing. The Equity Investors have delivered to the Company true and complete copies of the Equity Commitment Letter, pursuant to which the Equity Investors have committed, subject to the terms and conditions thereof, to invest the amounts set forth therein in Purchaser and which Equity Commitment Letter provides that the Company is a third-party beneficiary thereof to the extent specified therein. As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and constitutes the enforceable, legal, valid and binding obligations of each of the parties thereto. At the Closing, assuming receipt of the funds under the Equity Commitment Letter, the Purchaser will have available funds necessary to consummate the Transactions and pay the Purchase Price on the terms and conditions contemplated by this Agreement. As of the date of this Agreement, the Purchaser is not aware of any reason why funds sufficient to pay the Purchase Price will not be available on the Closing Date.

5.5
Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. The issue and sale of the Closing Date Securities and the issuance of the Underlying Securities upon conversion thereof, the execution, delivery and compliance by the Purchaser with all of the provisions of the Notes, the Indenture and this Agreement and the consummation of the transactions herein and therein contemplated (a) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Purchaser or any of its subsidiaries is a party or by which the Purchaser or any of its subsidiaries is bound or to which any of the property or assets of the Purchaser is subject, (b) will not violate (1) the provisions of the organizational documents of the Purchaser or (2) any applicable Law, except, in the case of (a) or (b)(1) above, for conflicts, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity is required for the issue and sale of the Closing Date Securities, including the issuance of the Underlying Securities upon conversion thereof or the consummation by the Purchaser of the Transactions as contemplated by this Agreement, the Indenture or the Closing Date Securities, except such consents, approvals, authorizations, orders, registrations or qualifications whose failure to be obtained would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect or as may be required under (i) state securities or ”blue sky” Laws in connection with the purchase and distribution of the Closing Date

Securities (including the issuance of the Underlying Securities upon conversion of the Notes) by the Purchaser or (ii) the HSR Act with respect to the issuance of the Underlying Securities upon conversion of the Notes by the Purchaser. No HSR clearance or approval is required to be obtained by the Purchaser in connection with its acquisition of the Notes at the Closing.

5.6
Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser, the Purchaser Parties or any of their respective subsidiaries, except for Persons, if any, whose fees and expenses will be paid by the Purchaser.

5.7
Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Purchaser, the Purchaser Parties and their representatives, the Purchaser, the Purchaser Parties and their representatives have received and may continue to receive from the Company and its representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information containing such information, regarding the Company and its Subsidiaries and their businesses and operations.  The Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Purchaser is familiar, that the Purchaser is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to the Purchaser (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that the Company makes no representations or warranties with respect to any such information. For the avoidance of doubt, nothing set forth in this Section 5.7 shall be construed to limit any of the representations and warranties expressly set forth in Article 4 hereof.

5.8	Ownership of Company Securities. As of the date hereof and immediately prior to the Closing, none of the Purchaser nor any funds advised by the Sponsor owns any Common Stock or Convertible Securities.

5.9
Bank Holding Company Status.  Assuming the accuracy of the representations made by the Company in Section 4.13, the Purchaser, either alone or together with any group of Persons acting in concert therewith, for purposes of any applicable banking regulation or Law (including the Change in Bank Control Act of 1978, as amended, and the regulations implemented thereunder by the Federal Deposit Insurance Corporation in 12 C.F.R. §§ 303.80-.88), will not, directly or indirectly, own, control or have the power to vote, immediately after giving effect to its purchase of the Initial Shares and the Notes pursuant to this Agreement and assuming the conversion of such Notes, in excess of 9.99% of the outstanding shares of any class of the Company’s voting securities.

5.10
No Other Investor Representations or Warranties. Except for the representations and warranties made by the Purchaser in this Article 5 and in any certificate or other document delivered in connection with any Transaction Document, neither the Purchaser nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Purchaser or any of its Affiliates or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or its representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

5.11
No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article 4 and in any certificate or other document delivered in connection with any Transaction Document, the Purchaser hereby acknowledges that neither the Company nor any of its subsidiaries, nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Common Stock, the Company or any of its subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Purchaser or any of its representatives or any information developed by the Purchaser or any of its representatives or (b) will have or be subject to any liability or indemnification obligation to the Purchaser resulting from the delivery, dissemination or any other distribution to the Purchaser or any of its representatives, or the use by the Purchaser or any of its representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Purchaser or any of its representatives, including in due diligence materials, or management presentations (formal or informal), in anticipation or contemplation of any of the Transactions. In evaluating the suitability of an investment in the Company, the Purchaser has not relied upon any representations or other information other than the representations and warranties of the Company set forth in Article 4.

ARTICLE 6

ADDITIONAL COVENANTS

6.1
No Integration. The Company agrees that it will not and will cause its Affiliates not to sell, offer for sale or solicit offers to buy any security of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such sale, offer for sale or solicitation of an offer to buy would render invalid (for the purpose of the sale of the Closing Date Securities (including the issuance of the Underlying Securities upon conversion thereof) by the Company to the Purchaser) the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof or otherwise.

6.2	Transfer Agent. The Company shall engage and maintain, at its expense, a registrar and transfer agent for the Closing Date Securities, the Underlying Securities and the Common Stock.

6.3
Available Securities of Common Stock. At any time the Notes are outstanding, the Company shall from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all Notes then outstanding, assuming Physical Settlement (as defined in the Indenture).

6.4
No Restricted Resales. The Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) that it controls at such time, to resell any of the Closing Date Securities (including the issuance of the Underlying Securities upon conversion thereof) which constitute “restricted securities” under Rule 144 that have been reacquired by any of them, except for Closing Date Securities or Underlying Securities purchased by the Company or any such affiliates and resold in a transaction registered under the Securities Act.

6.5
Regulatory Filings. The Company and the Purchaser shall, as promptly as practicable after a good faith request from the Purchaser (each a “Regulatory Event”), (i) make or cause their Affiliates to make any required filings with the U.S. Federal Trade Commission (“FTC”) and Department of Justice (“DOJ”) under the HSR Act with respect to the potential issuance of the Underlying Securities in a conversion and any sale of the Initial Shares or such Underlying Securities following a conversion, (ii) make or cause their Affiliates to make any filing or notice required under any other antitrust or competition Law or any other applicable Law in each case as reasonably requested by the Purchaser in connection with any such issuance or sale, (iii) provide any supplemental information requested by any Governmental Entity in connection with the HSR Act or such other antitrust, competition or other Laws or regulations as promptly as practicable after such request is made, and (iv) use their reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities that may be or become necessary in connection with such issuance or sale; provided that nothing in this Section 6.5 shall require, or be construed to require, the Company, the Purchaser, any member of the Sponsor Group or any of their respective Affiliates to (A) agree to (x) sell, hold, divest, license, discontinue, separate or limit, before or after the Closing Date, any assets, businesses or interests of any such Person; (y) any material conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; or (z) any material modification or waiver of the terms and conditions of this Agreement, (B) otherwise effect, offer or negotiate any of the foregoing or (C) litigate with any Governmental Entity; and provided, further, that the Company and the Purchaser shall take the foregoing actions (subject to the preceding proviso) to cause the clearance under the HSR Act or such other applicable Law to be re-obtained or extended, as applicable, without restriction until all of the Notes have been converted into the Underlying Securities and all such sales have been effected. The Company and the Purchaser shall, and each shall cause its Affiliates to, furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act or such other applicable Law or which is otherwise requested by the FTC or DOJ or other Governmental Entity and shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and DOJ or other Governmental Entity.

6.6	Board Rights

6.6.1
The Purchaser agrees with the Company, and the Company agrees with the Purchaser, that for so long as the Purchaser Parties, collectively, continue to beneficially own at least fifty percent (50%) of the Shares, determined on an as-converted basis with respect to the Notes, that it initially received at Closing pursuant to this Agreement (the “Ownership Threshold”), then the Purchaser shall have the right to designate one person for election to the Company Board (a “Board Designee”); provided, however, that the Board Designee shall (x) be qualified to serve as a member of the Company Board under applicable legal and regulatory requirements and (y) satisfy all director qualifications in effect from time to time that apply to all nominees for the Company Board; and provided, further, that in each case any proposed Board Designee shall make himself or herself reasonably available for interviews, consent to such reasonable reference and background checks or other reasonable investigations and provide such information (including information necessary to determine the nominee’s independence status under various requirements and institutional investor guidelines as well as information necessary to determine any disclosure obligations of the Company) as the Company Board or its Corporate Governance Committee may reasonably request. The Company shall include any Board Designee designated by the Purchaser in accordance with this Section 6.6.1 in the Company’s slate of nominees in any applicable meeting of the Company’s stockholders at which the term of such Board Designee shall expire and shall recommend that the holders of Common Stock vote in favor of any such Board Designee’s election and shall support any Board Designee in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees. Subject to the applicable legal and regulatory requirements (including the listing requirements of the NYSE), the Board Designee shall be entitled to sit on the Compensation Committee and the Finance Committee of the Company Board. For the avoidance of doubt, (a) the Ownership Threshold set forth above in this Section 6.6.1 shall only include the Shares, determined on an as-converted basis with respect to the Notes, and in no event shall include any other securities subsequently acquired by the Purchaser or its Affiliates and (b) if at any time the Purchaser Parties do not satisfy the Ownership Threshold, the rights set forth in this Section 6.6.1 with respect to the Purchaser shall cease and the acquisition of additional securities of the Company shall not impact or otherwise reinstate any such rights. In the event that the Board Designee ceases to be a member of the Company Board, the Purchaser may select another Person as a nominee for Board Designee to fill the vacancy created thereby and, subject to the requirements in this Section 6.6.1, such nominee shall become the Board Designee and shall be promptly appointed by the Company Board to fill such vacancy. Upon the occurrence of the Ownership Threshold ceasing to be satisfied, the Company may request the then-seated Board Designee to resign and, if the Company makes such request, the Purchaser shall cause such Board Designee to resign promptly. For the avoidance of doubt, the Purchaser and the Company agree that James C. Neary shall be the Board Designee as of the Closing.

6.6.2
At any time that the Board Designee has been elected as a member of the Company Board in accordance with this Section 6.6, the Company agrees to have in effect, at the expense of the Company, a director and officer liability insurance policy for the benefit of the Company and such Board Designee to the same extent as the Company provides such insurance covering the other members of the Company Board. Promptly upon the receipt of an invoice therefor, the Company shall reimburse the Board Designee (or the employer of such Board Designee, if applicable) for the reasonable, documented out-of-pocket costs and expenses of such Board Designee in attending meetings of the Company Board and/or any committee thereof; provided that any such reimbursement pursuant to this Section 6.6.2 shall be subject to the Company’s travel and expense policies and in conformity with the reimbursement of documented out-of-pocket costs and expense of other members of the Company Board.

6.6.3
The Purchaser shall cause the Board Designee to comply with all Company policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Company Board, including the Company’s standards of conduct, securities trading policies, director confidentiality policies and corporate governance guidelines, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Company Board or its committees; provided that no such policies, procedures, processes, codes, rules, standards or guidelines shall restrict any Transfer of Closing Date Securities or Underlying Securities by the Purchaser Parties or their Affiliates (other than with respect to the Board Designee solely in his or her individual capacity) except as in effect on the date of this Agreement or as provided herein or in the other Transaction Documents, impose confidentiality obligations on the Board Designee with respect to the sharing of information by the Board Designee with the Purchaser Parties (subject to such information being and remaining subject to the confidentiality obligations of the Purchaser Parties hereunder and under the Confidentiality Agreement) other than as set forth herein or as required under applicable Law (including, without limitation, pursuant to the Board Designee’s fiduciary duties to the Company and its stockholders), or impose any share ownership requirement for the Board Designee. Notwithstanding the foregoing, the Board Designee shall not participate in, and shall, at the request of the Company Board, recuse himself or herself from, and the Purchaser shall cause him or her not to participate in, and to recuse himself or herself from, any Company Board deliberations and actions relating to the Company’s relationship with the Purchaser Parties, or matters related to the Transactions.

6.6.4
The Company hereby acknowledges that, in addition to the rights provided to the Board Designee pursuant to this Agreement, the Certificate of Incorporation and By-Laws of the Company and any indemnification agreements that such Board Designee may enter into with the Company from time to time to (collectively, the “Indemnification Obligations”) (as beneficiaries of such rights each Board Designee is herein referred to as a “Board Indemnitee”), the Board Indemnitees may have certain rights to indemnification and/or advancement of expenses provided by, and/or insurance obtained by, the Sponsor Group, whether now or in the future (collectively, the “Fund Indemnitors”). Notwithstanding anything to the contrary in any of the Indemnification Obligations or this Agreement, the Company hereby agrees that, with respect to its indemnification and advancement obligations to any Board Designee under the Indemnification Obligations or this Agreement or other applicable contract, the Company (i) is the indemnitor of first resort (i.e., its obligations to indemnify the Board Indemnitees are primary and any obligation of the Fund Indemnitors or their insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any of the Board Indemnitees (or any Affiliate thereof) is secondary and excess), (ii) shall be required to advance the full amount of expenses incurred by each Board Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by each Board Indemnitee or on such Person’s behalf, in each case to the extent legally permitted and required by this Agreement and the Indemnification Obligations, without regard to any rights such Board Indemnitees may have against the Fund Indemnitors or their insurers, and (iii) irrevocably waives, relinquishes and releases the Fund Indemnitors and such insurers from any and all claims against the Fund

Indemnitors or such insurers for contribution, by way of subrogation or any other recovery of any kind in respect thereof. In furtherance and not in limitation of the foregoing, the Company agrees that in the event that any Fund Indemnitor or its insurer should advance any expenses or make any payment to a Board Indemnitee for matters subject to advancement or indemnification by the Company pursuant to an Indemnification Obligation or this Agreement or other applicable contract, the Company shall promptly reimburse such Fund Indemnitor or insurer to the extent of its obligations under the Indemnification Obligations or this Agreement and that such Fund Indemnitor or insurer shall be subrogated to all of the claims or rights of such Board Indemnitee under the Indemnification Obligations, this Agreement or such other contract, including to the payment of expenses in an action to collect. The Company agrees that the Board Indemnitees are third party beneficiaries of this Section 6.6.4, able to enforce this Section 6.6.4 according to its terms as if a party hereto. The Company agrees that any Fund Indemnitor not a party hereto shall be an express third party beneficiary of this Section 6.6.4, able to enforce such clause according to its terms as if it were a party hereto. Nothing contained in the Indemnification Obligations shall limit the scope of this Section 6.6.4 or the other terms set forth in this Agreement or the rights of the Fund Indemnitors hereunder.

6.7
Section 16 Matters. If the Company becomes a party to a consolidation, merger or other similar transaction that may result in the Purchaser, or its Affiliates and/or its Board Designee being deemed to have made a disposition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act, and if a Board Designee is serving on the Company Board at such time or has served on the Company Board during the preceding six months (i) the Company Board will pre-approve such disposition of equity securities of the Company or derivatives thereof for the express purpose of exempting the Purchaser’s, its Affiliates’ and its Board Designee’s interests (to the extent the Purchaser or its Affiliates may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and the Common Stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition by a Purchaser, the Purchaser’s Affiliates, and/or the Board Designee of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of the Purchaser or its Affiliates will serve on the board of directors (or its equivalent) of such other issuer, then if the Company requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Company shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of such Purchaser’s, its Affiliates’ and its Board Designee’s (for the Purchaser and/or its Affiliates, to the extent such Persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder. The Company also agrees that the Company Board shall take any additional reasonable action as is requested by the Purchaser to cause the exemption of the Transactions and any other transactions expressly contemplated by this Agreement and the other Transaction Documents (including the issuance of any additional Notes or payment in kind of interest under the Indenture) from the liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 so long as the Purchaser has the right to appoint a Board Designee under Section 6.6.1 or any such Board Designee serves on the Company Board or is subject to Section 16 of the Exchange Act. The Purchaser agrees to cooperate with the Company and to promptly provide such information reasonably required by the Company in connection with the performance of its obligations under this Section 6.7.

6.8
Efforts. Subject to the terms and conditions of this Agreement and applicable Law, each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the Transactions contemplated by this Agreement, as soon as practicable and, in any event, prior to the Termination Time, including such actions or things as any other

Party hereto may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate the Transactions to be satisfied.

6.9
Standstill. The Purchaser agrees that following the Closing until 90 days after the first day on which no Board Designee serves on the Company Board and the Purchaser has no rights under Section 6.6.1 hereof to designate a Board Designee, without the prior written approval or invitation of the Company Board, the Purchaser will not, directly or indirectly, and will cause its Affiliates and representatives (acting in such capacity) not to:

(a)
effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or knowingly encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any voting securities (or beneficial ownership thereof) or assets of the Company, or any rights to acquire any such voting securities (including derivative securities representing the right to vote or economic benefit of any such securities) or assets (other than any acquisition of director shares granted by the Company to any Board Designee in his or her capacity as a director of the Company); (ii) any tender or exchange offer, merger or other business combination involving the Company, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or (iv) any "solicitation" of “proxies" (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Company;

(b)
form, join or in any way participate in a "group" (as defined under the Exchange Act) with others other than the Purchaser Parties and their respective Affiliates with respect to any voting securities of the Company;

(c)	otherwise act, alone or in concert with others, to seek to control or influence the management, the Company Board or policies of the Company;

(d)	take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or

(e)
enter into any discussions or arrangements with any third party other than the Purchaser Parties and their respective Affiliates and representatives with respect to any of the foregoing matters set forth in (a) through (d) above;

provided, however, that, nothing in Section 6.9 will limit the Purchaser’s ability to enter into any Permitted Transaction or perform its obligations thereunder or Transfer the Notes or the Shares (subject to Section 6.10), limit or restrict any transfer pursuant to a Permitted Transaction or any foreclosure thereunder or transfer in lieu of a margin call or other requirement to post collateral or a foreclosure thereunder; provided, further, that nothing in this Section 6.9 will (1) limit the Purchaser’s ability to vote the Shares or convert the Notes, participate in rights offerings made by the Company to all holders of Common Stock, receive any dividends or similar distributions with respect to any securities of the Company, tender shares of Common Stock into any tender or exchange offer that is approved by the Company Board or exercise any other of its rights as a holder of Notes or Shares to the extent such other rights are not explicitly addressed by clauses (a) through (e) of this Section 6.9, (2) limit the Purchaser’s ability to engage in a transaction pursuant to Section 6.11, or (3) limit the ability of the Purchaser Parties to exercise any rights under Section 6.6 or limit the ability of the Board Designee to vote or otherwise exercise his or her legal duties or otherwise act in his or her capacity as a member of the Company Board. Subject to the following sentence, the Purchaser also agrees during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 6.9 (including this sentence). This Section 6.9 shall not prohibit the Purchaser from making and submitting a proposal on a confidential basis directly to the Company’s Chief Executive Officer or Board Chair (including requesting that the Company amend or waive any provision of this Section 6.9 in connection with such confidential proposal); provided that any such proposal or request does not require the Company or any other Person to make a public disclosure regarding such proposal or request. The provisions of this Section 6.9 shall be inoperative and of no force or effect if any Person or "group" (as such term is used in the Exchange Act) other than one including the Purchaser Parties or their respective Affiliates enters into a definitive agreement to acquire (or publicly offers to acquire in an offer that has been recommended by the Company Board) more than 50% of the outstanding voting securities of the Company (or its subsidiaries) or assets of the Company or its subsidiaries representing more than 50% of the consolidated earning power of the Company and its subsidiaries.

6.10	Transfer Restrictions.

(a)
Except as otherwise permitted by Section 6.10(b), prior to the twelve (12) month anniversary of the Closing, the Purchaser Parties will not Transfer any Notes or Shares without the prior written consent of the Company.

(b)	Notwithstanding Section 6.10(a), the Purchaser Parties shall be permitted to make the following Transfers of any portion or all of their Notes or Shares at any time:

(i)
Transfers to any Permitted Transferees, but only if the transferee agrees in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of Section 6.9 of this Agreement and this Section 6.10;

(ii)
Transfers consisting of pro rata distributions by the Purchaser Parties to their respective limited partners or other investors, but only if the transferee agrees in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of Section 6.9 of this Agreement and this Section 6.10;

(iii)
Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Company or any subsidiary of the Company that, in each case, is approved by the Company Board;

(iv)
Transfers after commencement by the Company or a significant subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company of bankruptcy, insolvency or other similar proceedings;

(v)
Transfers in connection with a swap or bona fide loan or other financing arrangement, in each case entered into with a nationally or internationally recognized financial institution (any such transaction, subject to compliance with the last paragraph of this Section 6.10(b), a “Permitted Transaction”, and any such financial institution or its Affiliate, collectively with any trustee or agent acting on its behalf in respect of a Permitted Transaction with respect to such Permitted Transaction, a “Permitted Counterparty”), pursuant to a pledge to a Permitted Counterparty to secure such a Permitted Transaction, and any margin call or other requirement to post collateral with respect to such Permitted Transaction or foreclosure by such Permitted Counterparty or transfer to such Permitted Counterparty in lieu of any margin call or other requirement to post collateral or foreclosure and, in the case of any such transfer to a Permitted Counterparty or foreclosure by a Permitted Counterparty, any subsequent sale of the securities by such Permitted Counterparty. The Parties acknowledge and agree that, except as provided in the last paragraph of this Section 6.10(b), nothing contained in this Agreement, the Indenture or the Registration Rights Agreement shall prohibit or otherwise restrict the ability of any Permitted Counterparty to take the actions described in the immediately preceding sentence; and

(vi)	Transfers that occur after the twelve (12) month anniversary of the Closing;

The Purchaser Parties shall be permitted to make Transfers of any portion or all of their Notes or Shares at any time after the twelve (12) month anniversary of the Closing, provided, however, that the Purchaser shall not, at any time (whether before or after the twelve (12) month anniversary of Closing), (1) Transfer any Common Stock of the Company or Notes in any single transfer or series of related transfers, except in connection with a transaction in which no ultimate purchaser (other than an Affiliate of any Purchaser Party) would acquire, or following such Transfer would be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, 5% or more of the then-outstanding shares of Common Stock of the Company or (2) Transfer any Common Stock or Notes to a Competitor or Activist Shareholder; provided, further, that any Transfer effected through a registered underwritten offering or through a bona fide sale to the public without registration effected pursuant to Rule 144 under the Securities Act or Section 4(a)(1) of the Securities Act, including in any Transfer to a broker-dealer in a block sale or any brokerage transaction effected through the facilities of the New York Stock Exchange shall be deemed not to violate the immediately preceding proviso to the extent that neither the Purchaser nor any Person acting on the Purchaser’s behalf has (i) prearranged the resale of the Notes or Underlying Securities, as applicable, to a Person that would beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) 5% or more of the then-outstanding shares of Common Stock, a Competitor or Activist Shareholder (any such ineligible acquirer of shares, an “Ineligible Acquirer”) nor (ii) has reason to know, after the exercise of reasonable care, that the acquirer of such securities is an Ineligible Acquirer. In addition, for so long as any Purchaser Party owns Notes or Shares, no Purchaser Party shall engage in any Hedging Transaction. In connection with any Transfer permitted by this Section 6.10(b), the Company will provide reasonable and customary levels of assistance and enter into any customary agreements to the extent reasonably requested by the Purchaser in order to allow the Purchaser to effectuate such Transfer.
In connection with, and as a condition to, any Permitted Transaction, the Purchaser Parties shall cause the relevant Permitted Counterparty to agree (which agreement shall include the Company as a party or an express third party beneficiary) that the Permitted Counterparty shall not, nor shall it direct any other Person to, enter into Hedging Transactions for the purpose of hedging such Permitted Transaction on or with respect to which the underlying securities comprise, in the aggregate, more than one million shares of Common Stock at any one time, it being understood that such limitation on the Permitted Counterparty’s hedging activity shall not limit any activity of the Permitted Counterparty that is not for the purpose of hedging the Permitted Transaction; provided that such limitation on the Permitted Counterparty’s hedging activity shall cease to be applicable if an event of default or event that with the passage of time or giving of notice would be an event of default has occurred under such Permitted Transaction. Any purported Permitted Transaction that does not comply with this paragraph shall not be deemed to be a “Permitted Transaction”.

(c)	Any attempted Transfer in violation of this Section 6.10 shall be null and void ab initio.

6.11	Preemptive Rights.

(a)
From and after the Closing and so long as the Ownership Threshold is collectively satisfied by the Purchaser Parties, if the Company issues or makes any public or non-public offering of any capital stock of, other equity or voting interests in, or Equity-Linked Securities of, the Company or any of its subsidiaries or any securities that are convertible or exchangeable into (or exercisable for) capital stock of, other equity or voting interests in, or Equity-Linked Securities of, the Company or any of its subsidiaries (collectively “Preemptive Securities”), including, for the purposes of this Section 6.11, warrants, options or other such rights (other than a Preemptive Rights Excluded Issuance), the Purchaser and each Purchaser Party shall be afforded the opportunity to acquire from the Company the Purchaser Parties’ Preemptive Rights Portion of such securities issued or offered by the Company or any of its subsidiaries (“New Securities”) for the same price as that offered to the other purchasers of such New Securities; provided, that the Purchaser Parties shall not be entitled to acquire any New Securities pursuant to this Section 6.11 to the extent the issuance of such New Securities to the Purchaser Parties would require approval of the stockholders of the Company as a result of any such Purchaser Party’s status, if applicable, as an

Affiliate of the Company or pursuant to the rules and listing standards of the NYSE (including NYSE Listed Company Manual Section 312.03), in which case the Company may consummate the proposed issuance of New Securities to other Persons prior to obtaining approval of the stockholders of the Company (subject to compliance by the Company with Section 6.11(f) below).

(b)
Subject to the foregoing proviso in Section 6.11(a), the amount of New Securities that each Purchaser Party shall be entitled to purchase in the aggregate shall be determined by multiplying (1) the total number of such offered shares of New Securities by (2) a fraction, the numerator of which is the number of Shares (in the aggregate and considering the Notes as Shares on an as converted basis) held by such Purchaser Party, immediately prior to such issuance or offering, and the denominator of which is the aggregate number of shares of Common Stock outstanding (on an as converted basis) as of immediately prior to such issuance or offering (the “Preemptive Rights Portion”). The Purchaser Parties may assign their rights to acquire New Securities pursuant to this Section 6.11 to any Permitted Transferee; provided that such Permitted Transferee agrees in writing for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement.

(c)
If the Company proposes to issue or offer New Securities, it shall, subject to the right of the Company to comply with Section 6.11(h) in lieu of this Section 6.11(c), give the Purchaser written notice of its intention, describing the anticipated price (or range of anticipated prices), anticipated amount of New Securities and other material terms and timing upon which the Company proposes to issue or offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering) at least seven (7) Business Days prior to such issuance (or, in the case of a registered public offering, at least seven (7) Business Days prior to the commencement of the marketing of such registered public offering) (provided that, to the extent the terms of such offering cannot reasonably be provided seven (7) Business Days prior to such issuance or commencement of marketing, notice of such terms may be given as promptly as reasonably practicable but in any event prior to such issuance). The Company may provide such notice to the Purchaser Parties on a confidential basis prior to public disclosure of such offering. Other than in the case of a registered public offering, the Purchaser Parties may notify the Company in writing at any time on or prior to the second (2nd) Business Day immediately preceding the date of such issuance (or, if notice of all such terms has not been given prior to the second (2nd) Business Day immediately preceding the date of such issuance, at any time prior to such issuance) whether any of the Purchaser Parties will exercise such preemptive rights and as to the amount of New Securities the Purchaser Parties desires to purchase, up to the maximum amount calculated pursuant to Section 6.11(b). In the case of a registered public offering, the Purchaser Parties shall notify the Company in writing at any time prior to the second (2nd) Business Day immediately preceding the date of commencement of the marketing of such registered public offering (or, if notice of all such terms has not been given prior to the second (2nd) Business Day immediately preceding the date of commencement the marketing of such registered public offering, at any time prior to the date of commencement of such registered public offering) whether any of the Purchaser Parties will exercise such preemptive rights and as to the amount of New Securities the Purchaser Parties desires to purchase, up to the maximum amount calculated pursuant to Section 6.11(b). Such notice to the Company shall constitute a binding commitment by the Purchaser Parties to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. Subject to receipt of the requisite notice of such issuance by the Company, the failure of the Purchaser Parties to respond prior to the time a response is required pursuant to this Section 6.11(c) shall be deemed to be a waiver of the Purchaser Parties’ purchase rights under this Section 6.11 only with respect to the offering described in the applicable notice.

(d)	Each Purchaser Party shall purchase the New Securities that it has elected to purchase under this Section 6.11 concurrently with the closing of the related issuance of such New Securities by the

Company (or on such later date as may be agreed to by the Company); provided, that if such related issuance is prior to the tenth (10th) Business Day following the date on which such Purchaser Party has notified the Company that it has elected to purchase New Securities pursuant to this Section 6.11, then each Purchaser Party shall purchase such New Securities within ten (10) Business Days following the date of the related issuance; and provided further that in the event any such purchase requires expiration of any waiting period mandated by, or any approvals or consents of, any Governmental Entity, such purchase by the Purchaser Parties shall occur promptly following the expiration of such waiting period and receipt of such approvals and consents (and the Company shall provide reasonable and customary assistance in connection with any necessary filings and proceedings in connection therewith). If the proposed issuance by the Company of securities which gave rise to the exercise by the Purchaser Parties of its preemptive rights pursuant to this Section 6.11 shall be terminated or abandoned by the Company without the issuance of any New Securities or if any necessary consents or approvals of any Governmental Entity are not obtained by the Purchaser Parties, then the purchase rights of the Purchaser Parties pursuant to this Section 6.11 shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by the Purchaser Parties in respect thereof shall be promptly refunded in full.

(e)
In the case of the offering of securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Company.

(f)
In the event that the Purchaser Parties are not entitled to acquire any New Securities pursuant to this Section 6.11 because such issuance would require the Company to obtain stockholder approval in respect of the issuance of such New Securities to the Purchaser Parties as a result of any such Purchaser Party’s status, if applicable, as an Affiliate of the Company or pursuant to the rules and listing standards of the NYSE (including NYSE Listed Company Manual Section 312.03(c)), the Company shall, upon the Purchaser’s reasonable request delivered to the Company in writing within seven (7) Business Days following its receipt of the written notice of such issuance to the Purchaser Parties pursuant to Section 6.11(c), at the Purchaser’s election, (i) waive the restrictions set forth in Section 6.9 solely to the extent necessary to permit any Purchaser Party to acquire such number of New Securities equivalent to its Preemptive Rights Portion of such issuance such Purchaser Party would have been entitled to purchase had it been entitled to acquire such New Securities pursuant to Section 6.11(a)-(c); (ii) consider and discuss in good faith modifications proposed by the Purchaser Parties to the terms and conditions of such portion of the New Securities which would otherwise be issued to the Purchaser Parties such that the Company would not be required to obtain stockholder approval in respect of the issuance of such New Securities as so modified; and/or (iii) solely to the extent that stockholder approval is required in connection with the issuance of New Securities to Persons other than the Purchaser Parties, use commercially reasonable efforts to seek stockholder approval in respect of the issuance of any New Securities to the Purchaser Parties.

(g)	The election by any Purchaser Party to not exercise its subscription rights under this Section 6.11 in any one instance shall not affect its rights as to any subsequent proposed issuance.

(h)
Notwithstanding anything in this Section 6.11 to the contrary, the Company will not be deemed to have breached this Section 6.11 if not later than twenty (20) Business Days following the issuance of any New Securities in contravention of this Section 6.11, the Company or the transferee of such New Securities offers to sell a portion of such equity securities or additional equity securities of the type(s) in question to each Purchaser Party in an amount such that, taking into account such previously-issued New Securities and any such additional New Securities, each Purchaser Party will have had the right to purchase or subscribe for New Securities in a manner consistent with the allocation and other terms and upon the same economic and other terms provided for in this Section 6.11.

(i)
The Company and the Purchaser Parties shall use their reasonable best efforts to effect the exercise of the Purchaser Parties’ rights pursuant to this Section 6.11, including, except to the extent otherwise contemplated in this Section 6.11, securing any required approvals or consents.

6.12
Public Disclosure. The Purchaser Parties and the Company shall, and shall cause their Affiliates to, consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents or the Transactions, and shall not, and shall cause their Affiliates not to, issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law; provided that the initial announcement with respect to the Transaction Documents or the Transactions shall be mutually agreed between the Purchaser Parties and the Company. Notwithstanding the forgoing, this Section 6.12 shall not apply to any press release or other public statement made by the Company or the Purchaser Parties (a) which does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of the Transaction Documents or the Transactions. Subject to the terms of the Confidentiality Agreement and Section 6.13, in no event shall this Section 6.12 limit disclosure (i) by any Purchaser Party and their respective Affiliates of ordinary course communications regarding this Agreement and the Transactions to its existing or prospective general and limited partners, equityholders, members, managers and investors of any Affiliates of such Person, including disclosing information about the Transactions on their websites in the ordinary course of business consistent with past practice or as part of any sales and Transfers to any Permitted Transferee or (ii) by the Company in any legal proceeding to which it is a party.

6.13
Confidentiality. The Purchaser Parties will, and will direct their Affiliates and representatives who actually receive Confidential Information to, keep confidential any information (including oral, written and electronic information) concerning the Company, its subsidiaries or its Affiliates that may be furnished to any Purchaser Party, its Affiliates or its or their respective representatives by or on behalf of the Company or any of its representatives pursuant to the Transaction Documents (“Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Purchaser Parties’ investment in the Company made pursuant to this Agreement; provided that Confidential Information will not include information that (a) is or becomes available to the public other than as a result of a breach of any confidentiality obligation to the Company by any Purchaser Party or its Affiliates or their respective representatives, (b) becomes available to any Purchaser Party or its Affiliates or their respective representatives from a source other than the Company or its representatives; provided that such source is not known by such Purchaser Party or its Affiliates be subject to an obligation of confidentiality, (c) at the time of disclosure is already in the possession of a Purchaser Party or its Affiliates or their respective representatives on a non-confidential basis, (d) was independently developed by any Purchaser Party or its Affiliates or their respective representatives without the use of or reference to any Confidential Information, or (e) is approved for release by written authorization of the Company, but only to the extent of and subject to such conditions as may be imposed in such written authorization; provided that a Purchaser Party may disclose Confidential Information (i) to its attorneys, accountants, consultants and financial and other professional advisors to the extent necessary to obtain their services in connection with its investment in the Company (provided that the recipients of such Confidential Information are directed to abide by the confidentiality and non-disclosure obligations contained herein and Purchaser shall be responsible for any failure of such recipients to abide by the confidentiality and non-disclosure obligations contained herein), (ii) to any prospective purchaser of Shares and the Notes from such Purchaser Party, or prospective financing sources in connection with any Permitted Transaction, in each case, as long as such prospective purchaser or lender, as applicable, agrees to be bound by similar confidentiality or non-disclosure terms as are contained in this Agreement (with the Company as an express third party beneficiary of such agreement), (iii) to any Affiliate, partner, member, limited partners, prospective partners or co-investors or related investment fund of such Purchaser Parties and their Affiliates and their respective directors, officers, employees, consultants, financing sources and representatives, in each case in the ordinary course of business (provided that the recipients of such Confidential Information are directed to abide by the confidentiality and non-disclosure obligations contained herein and Purchaser shall be responsible for any failure of such recipients to abide by the confidentiality and non-disclosure obligations contained herein), and (iv) as may otherwise be required by Law or legal, judicial or regulatory process; provided that such Purchaser Party (x) will provide the Company with reasonably prompt written notice of any such requirement so that the Company may seek, with such Purchaser Party’s reasonable cooperation, a protective order or other appropriate remedy, and (y) will disclose only that portion of the Confidential Information which is legally required to be disclosed in the opinion of counsel of such Purchaser Party. Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, the Parties agree that, automatically upon the occurrence of the Closing, the Confidentiality Agreement shall be deemed to have been terminated by all parties thereto and shall become null and void and have no further force or effect with no liability on the part of any Person thereunder; provided however, that, upon such termination, all “Confidential Information” (as defined under the Confidentiality Agreement) shall be deemed to be Confidential Information for purposes of this Section 6.13 and such termination shall not excuse any breach of the Confidentiality Agreement prior to such termination.

6.14
Financing Cooperation. If requested by the Purchaser Parties, the Company will provide the following cooperation in connection with the Purchaser Parties entering into any Permitted Transaction: (i) entering into an issuer agreement (an “Issuer Agreement”) with each Permitted Counterparty in a form reasonably satisfactory to the Company that is customary for similar financings and not inconsistent with this Agreement or the Company’s obligations under Law (which agreement may include, without limitation, agreements and obligations of the Company relating to procedures and specified time periods for effecting Transfers and/or conversions upon foreclosure; agreements to not hinder or delay exercises of remedies on foreclosure; acknowledgments regarding corporate policy, if applicable; an agreement by the Company to commit, if requested by the relevant Permitted Counterparty, to electing either cash, physical settlement or a specified combination of cash and physical settlement, with respect to any conversion of the Notes by the Permitted Counterparty following a foreclosure in respect of such Permitted Transaction (provided that the Company shall be permitted to change its election once each calendar quarter with respect to conversions that occur in the subsequent calendar quarter); and certain acknowledgments regarding securities Law status of the pledge arrangements and shall otherwise be consistent with the last paragraph of Section 6.10(b)), (ii) using commercially reasonable efforts to (A) remove any restrictive legends on Closing Date Securities and Underlying Securities and depositing such pledged Closing Date Securities or Underlying Securities in book entry form on the books of DTC when eligible to do so (and providing any necessary indemnities to the transfer agent in connection therewith) or (B) without limiting the generality of clause (A), if such Closing Date Securities or Underlying Securities are eligible for resale under Rule 144A, depositing such pledged Closing Date Securities or Underlying Securities in book entry form on the books of DTC or other depository with customary Rule 144A restrictive legends in lieu of the legends specified in Section 6.15, (iii) if so requested by any such Permitted Counterparty, re-registering the pledged Closing Date Securities and Underlying Securities in the name of the relevant Permitted Counterparty or custodian or similar party to a Permitted Transaction, (iv) entering into customary triparty agreements in a form reasonably satisfactory to the Company with each Permitted Counterparty and the Purchaser Parties relating to the delivery of the Closing Date Securities or Underlying Securities to the relevant Permitted Counterparty for crediting to any relevant collateral account and (v) such other cooperation and assistance as the Purchaser Parties may reasonably request that will not unreasonably disrupt the operation of the Company’s business and not inconsistent with this Agreement or the Company’s obligations under Law. Notwithstanding anything to the contrary in the preceding sentence, the Company’s obligation to deliver an Issuer Agreement is conditioned on the Purchaser certifying to the Company in writing that (A) the agreement with respect to which the Issuer Agreement is being delivered constitutes a Permitted Transaction being entered into in accordance with this Agreement, the execution of such Permitted Transaction and the terms thereof do not violate the terms of this Agreement and the Purchaser will pledge or Transfer the Closing Date Securities and/or Underlying Securities to the Permitted Counterparty(ies) pursuant to the terms of the Permitted Transaction, (B) to the extent applicable, whether the registration rights under the Registration Rights Agreement are being assigned to the Permitted Counterparty(ies) under that Permitted Transaction and (C) the Purchaser Parties acknowledge and agree that the Company will be relying on such certificate when entering into the Issuer Agreement and any inaccuracy in such certificate will be deemed a breach of this Agreement. The Purchaser Parties acknowledge and agree that the statements and agreements of the Company in an Issuer Agreement are solely for the benefit of the applicable Permitted Counterparty(ies) party thereto and that in any dispute between the Company and the Purchaser Parties under this Agreement the Purchaser Parties shall not be entitled to use the statements and agreements of the Company in an Issuer Agreement against the Company.

6.15	Legend.
All certificates or other instruments representing the Closing Date Securities or Underlying Securities will bear a legend substantially to the following effect:
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN A PURCHASER AGREEMENT, DATED AS OF JUNE 29, 2020, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.
Upon request of the applicable Purchaser Party, (i) upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities Laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for Closing Date Securities or Underlying Securities to be Transferred in accordance with the terms of this Agreement and (ii) the Company shall cause the second paragraph of the legend to be removed promptly following the expiration of such transfer restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement).

6.16
Negative Covenants. Except as required by applicable Law or as expressly contemplated, required or permitted by this Agreement, (i) during the period from the date of this Agreement until the Closing Date (or such earlier date on which this Agreement is terminated pursuant to Section 7.1), (1) unless the Purchaser Parties otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned) the Company shall, and shall cause its subsidiaries to, use their commercially reasonable efforts to operate their businesses in all material respects in the ordinary course of business and to maintain and preserve in all material respects its existing relationships with its customers, employees, independent contractors and other business relationships having material business dealings with the Company or any of its subsidiaries and (2) unless the Purchaser Parties otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not and shall cause its subsidiaries not to:

(a)
other than the authorization and issuance of the Closing Date Securities and the Underlying Securities to the Purchaser and the consummation of the other Transactions, issue, sell or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests; provided that the Company may issue or grant shares of Common Stock or other securities (i) in the ordinary course of business pursuant to the terms of a Company Stock Plan or (ii) pursuant to other binding obligations in effect on the date of this Agreement;

(b)
redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than pursuant to the cashless exercise of Company Stock Options or the forfeiture or withholding of taxes with respect to Company Stock Options or restricted stock units or pursuant to other binding obligations on the date hereof);

(c)
solely with respect to the Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests;

(d)	split, combine, subdivide, recapitalize, reclassify or like change to any shares of its capital stock or other equity or voting interests;

(e)	amend or supplement the Company’s Certificate of Incorporation or By-Laws or take or authorize any action to wind up its affairs or dissolve;

(f)	make any material change in the Company’s or its subsidiaries’ financial accounting principles, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law; or

(g)	agree or commit to do any of the foregoing.

6.17
Information Rights. For so long as the Purchaser Parties, collectively, satisfy the Ownership Threshold, the Company shall provide the Purchaser Parties (A) to the extent reasonably requested by the Purchaser Parties or its representatives, reasonable access to management of the Company to discuss the Company’s affairs, finances and accounts and matters related to capital structure and financing, upon reasonable notice and at such reasonable times as the Purchaser Parties or its representatives may reasonably request and the Company and its subsidiaries shall consider in good faith any suggestions made by the Purchaser Parties with respect to the matters discussed, including with respect to the capital structure and financing of the Company and its subsidiaries; provided that any activity pursuant to this Section 6.17 shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of the Company and its subsidiaries, provided that the Company shall not be obligated to provide such access or share any information or materials in connection with the same if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (i) result in the disclosure of trade secrets or competitively sensitive information to third parties, (ii) violate applicable Law or obligation of confidentiality owing to a third party, (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, or (iv) expose the Company to risk of liability for disclosure of personal information; provided that the Company and the Purchaser Parties shall use their commercially reasonable efforts to identify alternative means of disclosure of information to the Purchaser Parties in a manner that would not cause the results set forth in the foregoing clauses (i) through (iv).

6.18
Avoidance of Control. The Purchaser (together with any group of persons acting in concert therewith (as determined in accordance with the Change in Bank Control Act of 1978, as amended, and the regulations implemented thereunder by the Federal Deposit Insurance Corporation in 12 C.F.R. §§ 303.80-.88)) shall not be permitted to, and shall not take any action within its control that would result in the ability to, purchase or exercise any voting rights of any securities in excess of 9.9% of the outstanding shares of any class of voting securities of the Company. In the event the Purchaser (i) breaches its obligations under this Section 6.18or believes that it is reasonably likely to breach these obligations or (ii) otherwise has or believes it would be reasonably likely to exceed the 9.9% threshold specified in the immediately preceding sentence, it shall promptly notify the Company and the parties shall cooperate in good faith to modify ownership or make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach or cure or avoid otherwise exceeding such 9.9% threshold. For the avoidance of doubt, nothing in this Section 6.18 shall be construed to limit any Purchaser Party’s rights under any Transaction Documents or as a holder of Shares or Notes or any successor securities.

ARTICLE 7

TERMINATION

7.1	Termination. This Agreement may be terminated at any time prior to the Closing, only in the following manner:

(a)	By mutual written agreement of the Company and the Purchaser;

(b)
By the Company or the Purchaser, upon written notice to the other, if the Closing shall not have occurred at or prior to the Termination Time; provided, however, that, termination under this provision shall not be available to a Party if the Closing has not occurred primarily as a result of the breach of this Agreement by such Party;

(c)
by the Purchaser, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 3.3.7 or 3.3.9 and (ii) is incapable of being cured prior to the Termination Time, or if capable of being cured, shall not have been cured within ten (10) calendar days (but in no event later than the Termination Time) following receipt by the Company of written notice of such breach or failure to perform from the Purchaser stating the Purchaser’s intention to terminate this Agreement pursuant to this Section 7.1(c) and the basis for such termination; provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if the Purchaser is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 3.4.3 or Section 3.4.5; or

(d)
by the Company, if the Purchaser shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 3.4.3 or Section 3.4.5 and (ii) is incapable of being cured prior to the Termination Time, or if capable of being cured, shall not have been cured within ten (10) calendar days (but in no event later than the Termination Time) following receipt by the Purchaser of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 3.3.7 or 3.3.9.

7.2
Effect of Termination. In the event of any termination of this Agreement pursuant to Section 7.1, upon the effectiveness of such termination, this Agreement shall become null and void and have no further effect, with no liability on the part of the Company or the Purchaser, or their respective Affiliates, with respect to this Agreement, except (a) for the terms of Section 6.12, this Section 7.2 and Article 8, which shall survive the termination of this Agreement and (b) that nothing in this Section 7.2 shall relieve any Party from liability or damages incurred or suffered by any other Party resulting from any (x) Fraud by such first Party or (y) intentional failure of such first Party to perform a covenant hereof; provided that, notwithstanding any other provision set forth in this Agreement, neither the Purchaser, on the one hand, nor the Company, on the other hand, shall have any such liability in excess of the Purchase Price. As used in the foregoing sentence, “intentional” shall mean an act or omission by such Party which such Party actually knew, or reasonably should have known, would constitute a breach of this Agreement by such Party. For the avoidance of doubt, the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 7.1.

ARTICLE 8

MISCELLANEOUS

8.1
Notices. Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing and shall be sent by electronic mail (with receipt confirmed by the recipient), hand messenger delivery, overnight courier service, or certified mail (receipt requested) to the other Party at the address set forth below:

(a)	If to the Company, to it at:
WEX Inc.
1 Hancock Street
Portland, ME 04101
Attention: Hilary Rapkin
Email: Hilary.Rapkin@wexinc.com
with a copy to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Glenn Pollner, Andrew Bonnes and Justin Ochs
Email: Glenn.Pollner@wilmerhale.com
Andrew.Bonnes@wilmerhale.com
Justin.Ochs@wilmerhale.com

(b)	If to the Purchaser, to it at:
c/o Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
Attention: General Counsel
Telecopy: (212) 878-9351
Email: notices@warburgpincus.com
with a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: David Lopez and David Leinwand
Facsimile No.: (212) 225-3999
Email: dlopez@cgsh.com
dleinwand@cgsh.com
Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

8.2
Survival. All covenants and agreements contained herein, other than those which by their terms apply in whole or in part at or after the Closing (which shall survive the Closing indefinitely), shall terminate as of the Closing (or the earlier termination of this Agreement), provided that nothing herein shall relieve any

Party of liability for any breach of such covenant or agreement before such termination. Except for the representations and warranties contained in Sections 4.1, 4.2, 4.6, 4.7, 4.8, 4.9, 4.12(a), and 4.18 hereof, which shall survive the Closing until expiration of the applicable statute of limitations and then shall terminate, the representations and warranties made in this Agreement shall survive for twelve (12) months following the Closing Date and shall then terminate; provided that nothing herein shall relieve any Party of liability for (i) any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such termination or (ii) Fraud.

8.3
Entire Agreement; Amendments. The Transaction Documents, collectively, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, of the Parties with respect to the subject matter hereof. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the Party to be charged. This Agreement may be amended, waived or modified only by a written instrument executed by the Parties.

8.4
Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, and shall be enforceable by, the Parties and their respective successors and permitted assigns. Neither this Agreement, nor any right hereunder, may be assigned by any Party without the prior written consent of the other Party; except that consent shall not be required for an assignment by the Purchaser to any subsidiary or Affiliate of the Purchaser or to any member of the Sponsor Group or any other Person that would be a Permitted Transferee, provided that no such assignment shall relieve Purchaser of any of its obligations hereunder.

8.5
Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. The Parties agree that any suit or proceeding arising in respect of this Agreement engagement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the Parties agree to submit to the jurisdiction of, and to venue in, such courts.

8.6
Jury Trial. THE COMPANY AND THE PURCHASER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.7
Expenses, Etc. The Purchaser shall not bear any of the expenses incurred by the Company in connection with this Agreement and the Transactions contemplated hereby. The Company shall reimburse all of the Purchaser’s reasonable and documented third-party expenses incurred in connection with this Agreement and the Transactions contemplated hereby not to exceed $1,000,000 in the aggregate.

8.8
Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.

8.9
Severability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

8.10
Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, electronic or PDF signature, each of which shall constitute an original but all of which, taken together, shall constitute but one agreement.

8.11
No Waiver. The failure of a Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and unless agreed to in a writing executed by such Party, shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision.

8.12
Damages Waiver; Specific Performance. In connection with any breach of this Agreement, no Party shall be liable for any special, punitive, exemplary, indirect or incidental damages or any other damages to the extent such damages were not reasonably foreseeable. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party agrees that in the event of any breach or threatened breach by any Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, whether in law or equity) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an order or injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

8.13
No Third Party Beneficiaries; No Recourse. No provision of this Agreement shall confer upon any Person other than the Parties and their permitted assigns any rights or remedies hereunder, except that (i) the Board Indemnitees and Fund Indemnitors shall be third-party beneficiaries of Section 6.6.4, (ii) the Non-Recourse Parties shall be third party beneficiaries of this Section 8.13, (iii) any Person referred to in Section 8.15 shall be a third-party beneficiary of such Section and (iv) any Person referred to in Section 8.16 shall be a third-party beneficiary of such Section. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that executed this Agreement and are expressly identified as Parties, including entities that become Parties after the date of this Agreement, and other than the Parties, no former, current or future equityholders, controlling Persons, directors, officers, employees, general or limited partner, member, manager, advisor, agents, successors, assigns or Affiliates of any Party or any former, current or future equityholder, controlling Person, director, officer, employee, general or limited partner, member, manager, advisor, agent successors, assigns or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations (whether written or oral) made or alleged to be made in connection herewith, and no personal liability shall attach to, be imposed upon or otherwise be incurred by the Non-Recourse Parties through the Purchaser or otherwise, whether by or through attempted piercing of the corporate (or partnership or limited liability company) veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for the Company’s right to specifically enforce the Equity Commitment Letter solely to the extent set forth therein and in accordance with the terms thereof. Without limiting the rights of any Party against the other Parties or the Company’s right to enforce the Equity Commitment Letter solely to the extent set forth therein and in accordance with the terms thereof, in no event shall any Party or any of its Affiliates seek to specifically enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

8.14
Other Activities. Notwithstanding anything in this Agreement, none of the provisions of this Agreement shall in any way limit the Purchaser or any of its Affiliates or any member of the Sponsor Group from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business.

8.15
Business Opportunities. Notwithstanding anything herein to the contrary and to the fullest extent permitted by Section 122(17) of the Delaware General Corporation Law (or any successor provision) and except as provided herein or as may be otherwise expressly agreed in writing by the Company and the Purchaser, the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to the Purchaser or members of the Sponsor Group or any of their respective officers, representatives, directors, agents, stockholders, members, partners, Affiliates, subsidiaries, or any of their respective designees on the Company Board and/or any of their respective representatives who, from time to time, may act as directors, officers or agents of the Company and no such Person shall be liable to the Company or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its subsidiaries unless (i) in the case of any such Person who is a Board Designee, such business opportunity is offered to such Person in his or her capacity as a director of the Company or such business opportunity is identified by such Person as a result of any information obtained by such Person during the course of his or her performance of duties as a member of the Company Board or as a result of Confidential Information furnished to such Person pursuant to the Transaction Documents and (ii) in the case of the Purchaser or members of the Sponsor Group or any of their respective officers, representatives, directors, agents, stockholders, members, partners, Affiliates, subsidiaries, or any of their respective designees on the Company Board (other than a Board Designee) and/or any of their respective representatives who, from time to time, may act as directors (other than a Board Designee), officers or agents of the Company or who may be furnished Confidential Information pursuant to the Transaction Documents, such business opportunity is identified by such Person as a result of any such Confidential Information so furnished to such Person. Any Person purchasing or otherwise acquiring any interest in any shares of Common Stock of the Company shall be deemed to have notice of and consented to the provisions of this Section 8.15. Neither the alteration, amendment or repeal of this Section 8.15, nor the adoption of any provision of the Certificate of Incorporation or the Indenture inconsistent with this Section 8.15, nor, to the fullest extent permitted by Delaware Law, any modification of Law, shall eliminate or reduce the effect of this Section 8.15.This Section 8.15 shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director, officer, employee or agent of the Company under its Certificate of Incorporation, the By-Laws, any other agreement between the Company and such director, officer, employee or agent or applicable Law. The Company shall not maintain, adopt or impose any code of conduct, by-law, organizational document or other binding rule or policy that is inconsistent with Section 8.15 or Section 8.16. Nothing in this Section 8.15 shall be deemed to in any way to limit or modify the obligations of the Purchaser Parties and their Affiliates and representatives or any Board Designee to comply with Section 6.13 of this Agreement and the Confidentiality Agreement, to the extent applicable to any such Person.

8.16
Sponsor. The Purchaser Parties and the Company hereby agree, notwithstanding anything to the contrary in any other agreement or at Law or in equity, that, to the maximum extent permitted by Law, when the Purchaser Parties take any action under this Agreement to give or withhold their consent, the Purchaser Parties shall have no duty (fiduciary or other) to consider the interests of the Company or the other stockholders of the Company and may act exclusively in their own interest; provided, however, that the foregoing provisions of this sentence shall in no way affect the obligations of the Parties hereto to comply with the provisions of this Agreement. For the avoidance of doubt, the foregoing sentence shall not limit or otherwise affect the fiduciary duties of any Board Designee.

IN WITNESS WHEREOF, the Purchaser and the Company have caused this Agreement to be duly executed and delivered.

PURCHASER:

WP BRONCO HOLDINGS, LLC

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Secretary

COMPANY:

WEX INC.

By:	/s/ Roberto Simon
Name:	Roberto Simon
Title:	Chief Financial Officer

1

EXHIBIT A
FORM OF INDENTURE

[Exhibit A to Purchase Agreement]

EXHIBIT B
FORM OF REGISTRATION RIGHTS AGREEMENT

[Exhibit B to Purchase Agreement]

EXHIBIT C
FORM OF OPINION OF WILMER CUTLER PICKERING HALE AND DORR LLP

[Exhibit C to Purchase Agreement]